EXHIBIT 10.1

AGREE REALTY CORPORATION

70 East Long Lake Road

Bloomfield Hills, Michigan 48304

November 4, 2015

Matthew Partridge

Re:	Letter Agreement of Employment for Matthew Partridge (“Employee” or “You” or “Your”)

Dear Matt:

This Letter Agreement (“Letter Agreement”) sets forth the terms and conditions by which Agree Realty Corporation (“ADC” or the “Company”) retains Your services.

Position:	You will serve as the Executive Vice President, Chief Financial Officer, and Secretary of the Company, reporting directly to Joel N. Agree, President and Chief Executive Officer of ADC. ADC has its sole and exclusive discretion to change, extend or to curtail the precise services and duties You are to perform.

Best Efforts:	All duties rendered by You for and on behalf of ADC shall be of the highest professional standards. You shall devote Your full time, energies and talents to the success of Agree. You shall use Your best efforts to promote and shall during and after the expiration of this Letter Agreement, do nothing to reduce or injure the reputation of ADC.

Employment At-Will:	You agree to be an “at-will” employee and acknowledge that there is no guaranty that Your employment by ADC is for any period of time and that Your employment may be terminated for any reason whatsoever or for no reason and with or without cause.

Expected Start Date:	You agree to commence employment at ADC on January 11, 2016 (the “Start Date”). You shall not be entitled to any of the benefits or rights under this Letter Agreement, unless and until You commence employment with ADC on or before the Start Date.

Annual Base Salary:	$225,000.00 payable semi-monthly in accordance with ADC’s normal payroll practices and subject to all required withholdings and deductions. The annual base salary may be adjusted in subsequent years as recommended by the Chief Executive Officer of ADC, subject to the Compensation Committee of the Board of Directors.

Incentive Compensation:	For your first year of employment, you will be eligible to receive cash and stock incentive compensation in amounts of up to 35% and 70%, respectively, of your annual base salary subject to the performance hurdles determined by the Company’s Board of Directors and in accordance with ADC’s existing programs for such awards. Any such incentive compensation will be paid at the same time that similar incentive compensation is paid to other ADC executives, which will be no later than March 15th of the year following the year to which the incentive compensation relates.

Restricted Stock Grant:	ADC will award You $250,000 worth of restricted stock of the Company upon the commencement of employment pursuant to a Restricted Stock Award Agreement containing a 5-year vesting schedule and other standard terms. The number of shares of ADC restricted stock to be granted will be based on the closing price of ADC shares on the Start Date. If ADC terminates Your employment without Cause (as defined below) before You are vested in 50% of the restricted stock, then, in addition to any severance, ADC will enter into a consulting agreement with You prior to your termination date with a guaranteed term of sufficient length to allow you to continue vesting and become vested in 50% of the restricted stock.

Relocation Benefits	ADC will reimburse You, or allow You to directly bill ADC, for (i) primary moving expenses including the packing, shipping and unpacking of Executive’s household goods and the transport of family members to the Detroit Metro Area, (ii) transportation expenses to and from the Detroit Metro Area until permanent housing is secured, (iii) up to four months of temporary housing in the Detroit Metro Area and (iv) up to four weeks of rental car use. The aggregate relocation allowance will be the lower of (x) actual costs incurred and (y) $25,000.00.

Benefits:	You will be eligible to participate in such benefits, including health care, 401K, cellphone reimbursement, and other general benefits, as are generally made available to similarly situated executives of ADC. ADC agrees to reimburse You for COBRA medical insurance premiums for the period from the Start Date until ADC is capable of providing medical insurance.

Paid Time Off:	You will be entitled to paid time off in accordance with the Company’s Paid Time Off policy.

Change in Control Severance:

Notwithstanding the at-will nature of Your employment, if You are terminated by ADC due to any reason other than death, disability or Cause, You will receive a cash amount equal to 100% of Your current annual base salary.

If Your employment is terminated due to a Change in Control (as defined below), You will receive either (1) a cash amount equal to the sum of (i) 200% of Your current annual base salary, (ii) 200% of Your Annual Cash Incentive Award for the previous fiscal year and (iii) 200% of Your Long-Term Incentive Compensation for the previous fiscal year, but in no event more than 200% of Your projected Threshold Long-Term Incentive Compensation, or (2) in the event Your employment is terminated due to a Change in Control which occurs during Your first fiscal year of employment, a cash amount equal to the sum of (i) 200% of Your current annual base salary plus $200,000, (ii) 200% of Your projected Threshold Annual Cash Incentive Award, and (iii) 200% of Your projected Threshold Long-Term Incentive Compensation. If You are terminated by ADC for Cause, You will not be entitled to any change in control severance payments, and You will forfeit any unvested securities of ADC.

All compensation and incentives shall be paid out in accordance with the regular practices of ADC and shall vest in accordance with the plans and/or programs associated therewith. Change in Control shall have the same meaning as set forth in the 2014 Equity Incentive Plan. Notwithstanding the foregoing, there shall be no Change in Control in the event You are retained by a successor organization substantially on the same terms as set forth herein.

Any severance or change in control severance payments shall be payable in equal semi-monthly installments over the twelve (12) month period following Your termination in accordance with ADC’s normal payroll practices and payroll dates, subject to all required withholdings and deductions. The payments will commence on the 60th day following the termination of Your employment, with the first payment being retroactive to Your termination date. To be eligible to receive or continue to receive the severance payments, you must (x) remain in strict compliance with your post-employment obligations to the Company and (y) within thirty (30) days of Your termination date, have signed and returned a comprehensive and irrevocable release agreement in a form prepared by the Company.

Section 409A:	This Letter Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) or an exemption thereunder, and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provisions of this Letter Agreement, payments provided under this Letter Agreement may only be made upon an event, and in a manner, that complies with Section 409A or an applicable exemption. Any payment under this Letter Agreement that may be excluded from Section 409A shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Letter Agreement shall be treated as a separate payment. Any payment to be made under this Letter Agreement upon termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, ADC makes no representations that the payments and benefits provided under this Letter Agreement comply with Section 409A and in no event shall ADC be liable for any portion of any taxes, penalties, interest or other expenses that may be incurred by You on account of non-compliance with Section 409A.

Cause:	For purposes of this Letter Agreement, “Cause” shall mean: (a) You fail or refuse to observe or perform any term, covenant or provision of this Letter Agreement or any reasonably assigned duties requested by ADC; (b) You breach Your fiduciary duty to ADC; (c) You are under investigation for committing, charged with, and/or convicted of a felony or any other crime which might cause clients to question the business practices or reputation of ADC; (d) You commit any act of theft, embezzlement, fraud, dishonesty or disloyalty with respect to ADC; (e) You use alcohol in an unprofessional fashion, non-prescribed narcotics or contraband during working hours or on ADC premises; or (f) You are insubordinate or otherwise disruptive in a manner that is detrimental to ADC, its operations and/or its employees as reasonably determined by ADC.

Non-Solicitation and Confidentiality:	(a) Confidential Information. The relationship with ADC has been and/or will be one of trust and confidence and there has been and/or will be available to You certain confidential and proprietary business and financial information, related trade secrets and proprietary information of ADC which includes, but may not be limited to, the records and information of ADC dealing with income, investments, investment or development opportunities, customer or tenant lists, rent rolls, project lists, investor lists, investor identities, investment returns, business strategies, business methods, business practices, services, financial information, leasing information, access codes, business strategies, all information contained in or on the computer hard drives and/or servers of ADC, customer or tenant contact information including telephone numbers, addresses and e-mail information, business methods, marketing methods, and other items relative thereto (herein collectively and individually referred to as the “Confidential Information”). The Confidential Information is an extremely valuable and important asset of ADC and the unauthorized use of the Confidential Information would cause irreparable economic and business injury to ADC. You shall hold the Confidential Information in strict confidence and in trust for ADC and shall not disclose or otherwise communicate, provide or reveal in any manner whatsoever any of the Confidential Information to any person or entity without the prior written consent of ADC. Upon termination of employment, You shall return to ADC, without demand from ADC, any Confidential Information disclosed or provided to You, including, but not limited to, all originals, copies, reproductions, notes, facsimiles, samples, models and products thereof, whether, the same is in digital or document form. The return of the Confidential Information shall also include but not be limited to the return of all the following items to ADC immediately upon the termination of employment: automobile, keys, calculators, tapes, clipboards, computers, computer programs, documents, customer and tenant lists, addresses, telephone numbers, computer discs, notebooks, drawings, manuals, and such or all other recorded, written or printed materials and supplies relating to research or business of the ADC. The Confidential Information, regardless of form, is, and shall always remain, the sole and exclusive property of ADC.

(b) Employees. During the term of Your employment with ADC and for a period of two (2) years following the termination of Your employment (“Period”), You shall not, directly, indirectly for Your own benefit or for the benefit of any other person, firm or business organization Solicit for purposes of employment or association any employee or agent of ADC, or induce any employee or agent of ADC to terminate such employment or association for purposes of becoming employed or associated elsewhere, or hire or otherwise engage any employee or agent of ADC as an employee of a business with whom You may be affiliated or permit such hiring to the extent You have the authority to prevent same, or otherwise interfere with the relationship between ADC and its employees and agents. For purposes of this Letter Agreement, an employee or agent shall mean an individual employed or retained by ADC during the term of this Letter Agreement and/or who terminates such association with ADC within a period of six (6) months either prior to or after Your termination hereunder. For purposes of this Letter Agreement, the phrase “Solicit” shall mean any contact, communication, dialogue or undertaking whether the same is initiated by You or by an investor, business prospect, referral source or employee of ADC.

(c) Business Prospects. During the Period, You shall not, directly, indirectly, for Your own benefit or for the benefit of any other person, firm or business organizations, Solicit for purposes of transacting business, any business prospect of ADC or induce any business prospect of ADC to terminate such association with ADC for proposes of transacting business elsewhere or becoming associated elsewhere or otherwise attempting to divert any business prospect from ADC, except where, (i) any firm or business organization for which You are subsequently employed, has an existing verifiable business relationship with such business prospect; and (ii) transacting business with such business prospect has no adverse effect on ADC; and (iii) You are not engaged in providing services or support to such business prospect during the Period. You shall prevent such solicitation to the extent You have authority to prevent same and shall otherwise not interfere with the relationship between ADC and its business prospects. For purposes of this Letter Agreement, the term “business prospects” shall mean any individual and/or business entity with whom ADC has undertaken to transact business or whom has been targeted for purposes of transacting business.

(d) Conduct.

(i)    No Improper Use of Confidential Information. During the term of Your employment with ADC and at all times after the termination of the relationship by either party with or without advance notice or cause, You shall not use any Confidential Information of ADC to attempt to negatively influence or otherwise discourage or dissuade any of ADC’s customers, business prospects or referral sources from utilizing the services of ADC.

(ii)   Advice. You shall during the term of Your employment with ADC and at all times after the termination of the relationship by either party with or without advance notice or Cause, remain available to advise and at all times after the termination of the relationship by either party with or without advance notice or Cause, You shall remain available to advise ADC in areas which include, but are not limited to assisting ADC with customer or business matters in which You were involved and advise ADC as to the status of various matters and follow up requirements related to tasks performed by You.

(iii)  No Disparagement. You shall not during the term of Your employment with ADC and at all times after the termination of the relationship by either party with or without advance notice or Cause, communicate, orally or in writing, or by any other matter whatsoever to any third party, any claim, remark, allegation, statement, opinion, innuendo, or information of any kind or nature whatsoever, the effect or intention of which is to cause embarrassment, damage or injury to the reputation or standing in the local, state, national, or international community of ADC, its officers, directors, shareholders, members or employees, whether any such communication is or may be true or founded in facts.

(iv) Systems. You acknowledge and agree that You have no expectation of privacy with respect to ADCs telecommunications, networking, or information processing systems, (including, without limitation, stored company files, email messages, text messages, and voice messages) and that Your activities and any files or messages or use of any of those systems may be monitored and or intercepted at any time without notice and You consent to such monitoring and interception. You further agree that any property situated on ADC’s premises and owned by ADC, including, disks, and other storage media, filing cabinets and other work areas is subject to inspection by ADC without notice.

Modification:	Provided such modifications are uniformly applied to similarly situated ADC executives, ADC has the right to and may unilaterally modify the terms and conditions of employment including, by way of illustration and not limitation, job descriptions, rules and regulations, benefit packages and compensation as it deems appropriate in its sole and exclusive discretion. All benefits packages, salary and incentive compensation awards shall be subject, on an annual basis, to the approval of the Compensation Committee of ADC.

Arbitration:	Except for the equitable enforcement of this Letter Agreement, the parties shall arbitrate any and all disputes relative to the employment relationship and/or termination from ADC that otherwise would be resolved by judicial or administrative proceeding or are in any way related to any alleged wrongful acts on the part of ADC, whether such disputes are based on alleged statutory violations or otherwise (i.e., age, race, gender, religion or any other form of protected class discrimination or harassment), contractual breaches or otherwise, exclusively through the Procedures and Policies of the American Arbitration Association, unless other procedures are agreed upon in writing between the parties. Venue for any such hearings shall be Oakland County, Michigan. All substantive rights provided under any applicable statute and/or law, the right to representation by counsel, an opportunity for reasonable discovery, a neutral arbitrator, a fair arbitral hearing, and a written arbitral award containing findings of facts and conclusions of law shall be available in the arbitration. You shall not disclose or announce to third parties, except Your attorneys and retained professionals that the proceedings are taking place and You shall keep the nature and substance of the proceedings confidential and not disclose the same to third parties. The determination of the arbitrator shall be binding and final upon all parties. The award of the arbitrator may be filed with the Clerk of the Circuit Court for the County of Oakland, Michigan, and judgment may be rendered by the Court upon the arbitration award and execution may be issued upon the judgment. The cost for arbitration shall be split equally between ADC and You.

Limitations:	Any arbitration or judicial proceeding arising out of a dispute relative to Your employment, shall not be brought by You unless the same is commenced within the applicable statute of limitations or One Hundred Eighty (180) days following the incident giving rise to such dispute, whichever is shorter. If You fail to commence such a proceeding within such period, any rights You may have to prosecute such a claim shall be extinguished and terminated. In the event a court of competent jurisdiction determines this provision is overly restrictive, then the court having jurisdiction may alter such provision to that deemed reasonable under State law.

Enforcement:	This Letter Agreement shall remain enforceable and shall survive the expiration or termination of the employment relationship and shall not be deemed merged or extinguished by any act absent the specific written intention of the parties to do so. The undertakings contained herein relate to matters which are of a special, unique and extraordinary importance to ADC and, that without such covenants, ADC would be unwilling to employ You. A violation of any of the terms hereof would cause irreparable injury to ADC, the amount of which may be impossible to estimate or determine and which may not be compensated adequately. ADC may, at its sole option and in its exclusive discretion, take or exercise any and all remedies and actions available at law or equity, including but not limited to the following rights and remedies, concurrently, consecutively or alternatively. ADC may file a suit in equity to enforce the terms and provisions hereof by obtaining the issuance of an Ex-Parte Restraining Order to enjoin and prohibit You from such breach or threatened breach hereof. In any action for injunctive relief or a restraining order, ADC shall not be obligated to post a bond or any security as a condition to obtain the issuance of a restraining order, injunction or other equitable relief. If the provisions of this Letter Agreement are deemed overly restrictive, the court having jurisdiction may alter such provisions to provide for the maximum protection of ADC which is deemed reasonable under State law. Notwithstanding the foregoing, You acknowledge that all of the provisions hereof are reasonable, and waive any defense on such basis.

Attorney Fees:	In the event that ADC should bring any action or claim arising out of this Letter Agreement against You, or You bring any action or claim against ADC, the prevailing party shall be entitled to any and all costs incurred in enforcing the terms of this Letter Agreement, including actual attorney fees, court costs arbitrator costs and fees and all other costs associated with such action.

Entire Agreement:	This Letter Agreement represents the entire agreement between You and ADC and supersedes and cancels any prior or contemporaneous arrangements, understandings or agreements, whether written or oral, by and between You and ADC relative to the subject matter hereof. Any amendments hereto shall be in writing and executed by both parties. In the event of a conflict between this Letter Agreement and any other agreement or plan including the agreement and plan attached hereto, this Letter Agreement shall govern and control.

Governing Law:	This Letter Agreement shall be governed by and construed in accordance with the laws of the United States of America and the State of Michigan. Without limiting the applicability of the Arbitration provisions contained herein, exclusive venue and jurisdiction for resolution of all disputes shall lie with the state and/or federal courts having jurisdiction over Oakland County, Michigan.

[Signature Page Follows]

Matt, if You agree with the terms and conditions contained herein, please sign and return a copy of this Letter Agreement to the undersigned.

Very truly yours,

AGREE REALTY CORPORATION

By:	/S/ Joey Agree
Joey Agree
Its: Chief Executive Officer

AGREED TO AND ACCEPTED BY:

MATTHEW PARTRIDGE

/s/Matthew M. Partridge
(Employee Signature)

Date: November 4, 2015

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